SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT No. __)

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[  ] Preliminary Information Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

BBH TRUST

On behalf of the
BBH Partner Fund - International Equity

(Name of Registrant As Specified In Charter)

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[   ]           Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)           Form, Schedule or Registration Statement No.:

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[Missing Graphic Reference]

BBH TRUST
BBH Partner Fund - International Equity
(formerly BBH International Equity Fund)
class i shares (“BBHLX”)

140 Broadway
New York, New York 10005
Toll-Free (800) 575-1265
May 10, 2017

Dear Shareholder,

The enclosed information statement contains important information about a sub-adviser change for the BBH Partner Fund – International Equity (the “Fund”), a series of the BBH Trust (the “Trust”).

On December 7, 2016, the Fund’s Board of Trustees (the “Board”) approved Select Equity Group, L.P. (“Select Equity Group” or the “Sub-Adviser”) to serve as the Sub-Adviser for the Fund, to be effective on February 24, 2017 (the “Effective Date”), pursuant to a Sub-Advisory Agreement between Brown Brothers Harriman & Co. through a separately identifiable department (the “Investment Adviser”) and Select Equity Group.

The Fund has received an exemptive order (the "Manager of Managers Order") from the U.S. Securities and Exchange Commission that permits the Investment Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the term of an existing sub-advisory agreement with an unaffiliated sub-adviser.  Approval by the Fund's shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund's shareholders.

Please read the enclosed information statement carefully. It describes the current management structure of the Fund, the terms of the new sub-advisory agreement, factors considered by the Trust’s Board of Trustees in approving the new sub-advisory agreement, and other related information.

The information statement is for your information only. You are not required to take any action. We are not asking you for a proxy and you are requested not to send us a proxy.

The information statement is being mailed on or about May 10, 2017.

Should you have any questions or need additional information, please call BBH Trust at (800) 575-1265.

Sincerely,

/s/ Suzan M. Barron
Suzan M. Barron
Secretary of the Trust

May 10, 2017
BBH TRUST
BBH Partner Fund - International Equity
140 BROADWAY
NEW YORK, NEW YORK 10005
TOLL-FREE (800) 575-1265

INFORMATION STATEMENT

This information statement is available at http://www.bbhfunds.com.

Please read this information statement carefully, as it contains important information. It is not a proxy statement and you are not being asked to vote.  We are not asking you for a proxy and you are requested not to send us a proxy.

This information statement (the “Information Statement”) is being furnished to shareholders of record as of May  10, 2017 (the “Record Date”) of the BBH Partner Fund - International Equity (the “Fund”), a series of BBH Trust (the “Trust”), a Delaware statutory trust, in lieu of a proxy statement, pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC”) on November 15, 2005 (the “Manager of Managers Order”).  Brown Brothers Harriman & Co. (“BBH&Co.”) through a separately identifiable department (the “Investment Adviser”) is the Fund’s investment adviser. At a regularly scheduled in-person meeting of the Trust’s Board of Trustees (the “Board”) held on December 7, 2016, the Board approved, at the Investment Adviser’s recommendation, a new sub-advisory agreement (the “New Sub-Advisory Agreement”) between the Investment Adviser and Select Equity Group L.P. (“Select Equity Group” or the “Sub-Adviser”), to be effective on February 24, 2017 (the “Effective Date”), to replace the sub-advisory agreements with the Fund’s then existing sub-advisers.  After careful consideration, the Board determined that entering into the New Sub-Advisory Agreement was in the best interests of the Fund and its shareholders and approved the New Sub-Advisory Agreement.

Under the Investment Company Act of 1940 Act, as amended (the “1940 Act”), shareholder approval is generally required to enter into or materially amend sub-advisory agreements. The Manager of Managers Order permits the Investment Adviser to enter into and materially amend sub-advisory agreements for the Fund, subject to approval of the Trust’s Board, without also obtaining shareholder approval.  This Information Statement is being furnished to notify you that the Board has approved Select Equity Group as the new sub-adviser for the Fund to replace its then existing sub-advisers as of the Effective Date and to provide information about the Sub-Adviser and the terms of the New Sub-Advisory Agreement.

Select Equity Group assumed day-to-day management of the Fund on the Effective Date.  Prior to the Effective Date, Walter Scott & Partners Limited (“Walter Scott”) and Mondrian Investment Partners Limited (“Mondrian”) served as sub-advisers to the Fund.  However, the Investment Adviser may, when it deems appropriate, manage all or a portion of the Fund’s assets according to the Fund’s principal investment strategies.  In connection with the change in sub-advisers, as discussed in the Supplements to the Fund’s Prospectus and Statement of Additional Information, dated December 22, 2016, and disclosed in the Fund’s Prospectus and Statement of Additional Information, dated February 24, 2017, changes were made to the Fund’s sub-adviser, principal investment strategies, principal risks, fees and expenses, and portfolio managers of the Fund. In connection with the Board’s approval of Select Equity Group as the Fund’s sub-adviser, the Board approved the change of the Fund’s classification to a diversified fund.  In connection with these changes, the management fee rate payable by the Fund to the Investment Adviser decreased on the Effective Date.

The Fund will bear the costs associated with preparing and distributing this Information Statement to shareholders.

THE INVESTMENT ADVISORY AND ADMINISTRATIVE SERVICES AGREEMENT

The Investment Adviser is registered with the SEC as an investment adviser as that term is defined under the Investment Advisers Act of 1940, as amended (“Advisers Act”).   The Investment Adviser is located at 140 Broadway, New York, New York 10005.  Pursuant to an Investment Advisory and Administrative Services Agreement (as amended, the “Agreement”), subject to the general supervision of the Board, the Investment Adviser is responsible for the general management and investment of the Fund’s assets, and (i) sets the Fund’s overall investment strategies, (ii) evaluates, selects and recommends sub-advisers to manage all or a part of the Fund’s assets, (iii) when appropriate allocates and reallocates the Fund’s assets among multiple sub-advisers, (iv) monitors and evaluates the performance of the sub-advisers, and (v) implements procedures reasonably designed to ensure that the sub-advisers comply with the Fund’s investment objective, policies and restrictions.

In accordance with its responsibilities under the Agreement, the Investment Adviser has responsibility for providing the overall management of the Fund, subject to the oversight of the Board.  Pursuant to the Manager of Managers Order from the SEC, the Investment Adviser employs a “manager of managers” investment approach, whereby it allocates the Fund’s assets to the Fund’s sub-adviser(s).  Prior to the Effective Date, Walter Scott and Mondrian served as the sub-advisers to the Fund.  The Investment Adviser may, when it deems appropriate, manage all or a portion of the Fund’s assets according to the Fund’s principal investment strategies.   On the Effective Date, Select Equity Group replaced Walter Scott and Mondrian as the Fund’s sub-adviser.  Subject to the general supervision by the Board, the Investment Adviser oversees the Sub-Adviser and evaluates its performance results. The Investment Adviser reviews portfolio performance, characteristics and changes in key personnel of the Sub-Adviser.   The Sub-Adviser will be primarily responsible for the day-to-day management of the Fund's portfolio, including purchases and sales of individual securities.

Prior to February 24, 2017, for investment advisory and administrative services, the Investment Adviser received a combined fee, computed daily and payable monthly, equal to 0.80% for the first $1 billion and 0.70% for amounts over $1 billion of the average daily net assets of the Fund. Effective February 24, 2017, for investment advisory and administrative services, the fee to be paid by the Fund to BBH pursuant to the Agreement is computed daily and payable monthly at an annual rate equal to 0.65% for the first $3 billion and 0.60% for amounts over $3 billion of the average daily net assets of the Fund.  The Investment Adviser pays all sub-advisory fees out of its own assets. The Fund is not responsible for paying any portion of the sub-advisory fees. The Investment Adviser may from time to time voluntarily waive all or a portion of its advisory and administrative fee from the Fund.

The following table shows the management fees paid by the Fund to the Investment Adviser and the aggregate sub-advisory fees paid by the Investment Adviser to Walter Scott and Mondrian for the fiscal year ended October 31, 2016.

2016
Investment Advisory and Administrative Fees	$6,698,469
Sub-Advisory Fees	$3,254,897

THE SUB-ADVISORY AGREEMENT

Terms of the Prior Sub-Advisory Agreements

Prior to February 24, 2017, Walter Scott and Mondrian served as sub-advisers to the Fund. Walter Scott is located at One Charlotte Square, Edinburgh, EH2 4DR Scotland, UK.   Mondrian is located at 10 Gresham Street, London EC2V 7JD, UK.

Walter Scott provided sub-advisory services to the Fund pursuant to a sub-advisory agreement between the Investment Adviser and Walter Scott (the “Walter Scott Sub-Advisory Agreement”). As sub-adviser to the Fund, Walter Scott was responsible for managing its portion of the assets of the Fund in a manner consistent with the terms of the Walter Scott Sub-Advisory Agreement and the investment objective, strategies and policies of the Fund. The Walter Scott Sub-Advisory Agreement, dated February 1, 2009, was last approved by the Board, including a majority of the Independent Trustees, on December 7, 2016.

Mondrian provided sub-advisory services to the Fund pursuant to a sub-advisory agreement between the Investment Adviser and Mondrian (the “Mondrian Sub-Advisory Agreement”). As sub-adviser to the Fund, Mondrian was responsible for managing its portion of the assets of the Fund in a manner consistent with the terms of the Mondrian Sub-Advisory Agreement and the investment objective, strategies and policies of the Fund. The Mondrian Sub-Advisory Agreement, dated July 12, 2011, was last approved by the Board, including a majority of the Independent Trustees, on December 7, 2016.

Under the Walter Scott Sub-Advisory Agreement, the Investment Adviser (not the Fund) paid Walter Scott 0.55% per annum on the combined assets (net assets of the Fund plus the net assets of other client accounts of the Investment Adviser that are managed by Walter Scott) up to $250,000,000 and 0.35% per annum on combined assets over $250,000,000. Under the Mondrian Sub-Advisory Agreement, the Investment Adviser (not the Fund) paid Mondrian 0.50% of the first $50 million, 0.35% on the next $50 million and 0.30% thereafter, subject to maintaining BBH assets under management of at least $100 million with Mondrian.

New Sub-Advisory Agreement with Select Equity Group

On December 19, 2016, the Investment Adviser and Select Equity Group entered in the New Sub-Advisory Agreement pursuant to which the Sub-Adviser was appointed to serve as sub-adviser to the Fund, effective February 24, 2017.  The New Sub-Advisory Agreement will continue in effect for an initial period of two years unless terminated sooner. It may be renewed from year to year thereafter, so long as continuance is specifically approved at least annually in accordance with the requirements of the 1940 Act. The New Sub-Advisory Agreement provides that it will terminate in the event of an “assignment” (as defined in the 1940 Act), and may be terminated without penalty at any time by either party upon 60 days’ written notice.  The material terms of the New Sub-Advisory Agreement are substantially similar to those of the Walter Scott Sub-Advisory Agreement and the Mondrian Sub-Advisory Agreement; however, under the New Sub-Advisory Agreement, the sub-advisory fee rates payable by the Investment Adviser have changed.  A description of Select Equity Group’s sub-advisory fee rates appears below.

Pursuant to the New Sub-Advisory Agreement, the Sub-Adviser is responsible for providing the following services: subject to the general supervision of the Board and the Investment Adviser, the Sub-Adviser shall manage the investment operations and the composition of the portfolio securities and investments, including cash, of the Fund, including the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund’s investment objective and policies as stated in the Fund’s Prospectus.  The Sub-adviser shall furnish a continuous investment program for the assets of the Fund’s portfolio and determine from time to time which investments and securities will be purchased, retained, sold or lent by the Fund, and which portion of the assets will be invested or held uninvested as cash.  The Sub-Adviser shall act in conformity with the Trust's Declaration of Trust and By-Laws and the Prospectus of the Fund and with the policies adopted by the Board in respect of the Fund, provided such documents and any amendments thereto have been delivered to the Sub-Adviser. The Sub-Adviser shall take reasonable steps to ensure that all purchases and sales of securities by the Sub-Adviser for the account of the Fund will conform to and comply with the requirements of the 1940 Act and the requirements relating to investments generating qualifying income and asset diversification applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended.  The Sub-Adviser shall determine the assets to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities.  In placing orders with brokers and/or dealers the Sub-Adviser intends to seek best price and execution for purchases and sales, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services.  The Sub-Adviser may cause the Fund to pay a broker that provides brokerage and research services to the Sub-Adviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) the Sub-Adviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction or in terms of the Sub-Adviser's overall responsibilities with respect to the Fund and the other accounts as to which the Sub-Adviser exercises investment discretion, (ii) such commission is paid in compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement, and (iii) in the opinion of the Sub-Adviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

Under the New Sub-Advisory Agreement, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or the Investment Adviser in connection with the matters to which the New Sub-Advisory Agreement relates, except a loss, damage, cost or expense directly arising from a breach of fiduciary duty owed to Fund shareholders as a result of the New Sub-Advisory Agreement or a loss, damage, cost or expense resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the New Sub-Advisory Agreement.

Under the New Sub-Advisory Agreement, the Investment Adviser shall indemnify the Sub-Adviser and each of its partners, officers, employees and shareholders, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”) (“Sub-Adviser Persons”), against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted or threatened to be asserted by any person in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual or alleged material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or any other communication to current or prospective investors in the Fund (other than a misstatement or omission in disclosure about the Sub-Adviser or the Fund provided to the Investment Adviser or the Fund by the Sub-Adviser expressly for inclusion in such documents that was faithfully reproduced in such materials); (ii)  any material breach of any of the representations, warranties, covenants or obligations of BBH&Co. or the Investment Adviser with respect to this Agreement; or (iii) the bad faith, willful misconduct or gross negligence by BBH&Co. or the Investment Adviser in the performance of its duties under the New Sub-Advisory Agreement or reckless disregard of obligations or duties hereunder.

Under the New Sub-advisory Agreement, the Sub-Adviser shall indemnify the Investment Adviser and each of its partners, officers, employees and shareholders, and each person, if any, who controls the Investment Adviser within the meaning of Section 15 of the Securities Act (“Adviser Persons”), against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted or threatened to be asserted by any person in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual or alleged material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or any other communication to current or prospective investors in the Fund about the Sub-Adviser or the Fund, in each case, that was provided to the Investment Adviser or the Fund by the Sub-Adviser expressly for inclusion in such documents (and that was faithfully reproduced in such materials); (ii)  any material breach of any of the representations, warranties, covenants or obligations of the Sub-Adviser with respect to the New Sub-Advisory Agreement; or (iii) the bad faith, willful misconduct or gross negligence by the Sub-Adviser in the performance of its duties under the New Sub-Advisory Agreement or reckless disregard of obligations or duties hereunder.

Effective February 24, 2017, the Investment Adviser will pay a sub-advisory fee to Select Equity Group out of its own assets at the rate of 0.65% of the average daily net assets of the Fund managed by the  Sub-Adviser less than or equal to $3 billion and 0.60% of the average daily net assets managed by the Sub-Adviser greater than $3 billion (based on the combined average daily net assets of the Fund and such other funds or accounts managed by the Sub-Adviser, as the Investment Adviser and the Sub-Adviser may agree from time to time).  The Fund is not responsible for paying any portion of the sub-advisory fee to the Sub-Adviser. The Investment Adviser may from time to time voluntarily waive all or a portion of its advisory and administrative fee from the Fund.  The Sub-Adviser shall calculate the sub-advisory fee, which shall be accrued daily and payable by the Investment Adviser monthly within 10 business days following receipt of an invoice from the Sub-Adviser.  Because the term of the New Sub-Advisory Agreement had not yet commenced as of October 31, 2016, no sub-advisory fees were paid to the Sub-Adviser during the Fund’s last fiscal year.

The table below compares the actual fees paid by the Investment Adviser to Walter Scott and Mondrian for the fiscal year ended October 31, 2016 to a hypothetical example of fees that would have been paid if the fee payable to Select Equity Group had been in effect for the period.  The table also shows the percentage difference between the actual and hypothetical values.  Since the Investment Adviser pays the Sub-Adviser out of the advisory fee it receives from the Fund, there would have been no increase in the advisory fee paid by the Fund in connection with the appointment of Select Group Equity as sub-adviser to the Fund.

Actual Fees Paid to Walter Scott and Mondrian from November 1, 2015 to October 31, 2016	Hypothetical Fees Payable Under New Sub-Advisory Agreement from November 1, 2015 to October 31, 2016	Percent Difference
$3,254,897	$5,442,506	167.21%

INFORMATION ABOUT THE SUB-ADVISER

The Sub-Adviser is an SEC registered investment adviser with assets under management as of December 31, 2016 of approximately $19 billion.  Select Equity Group was originally founded in 1990 as Select Equity Group, Inc. and then merged with Select Offshore Advisors, LLC in 2013 to form Select Equity Group, L.P.  Select Equity Group is employee owned.  Select Equity Group’s principal business address is 380 Lafayette Street, New York, New York 10003.

The table below presents information about the principal executive officers and directors of the Sub-Adviser. The address for each of the persons listed below, as it relates to his or her duties with the Sub-Adviser, is the same as that of the Sub-Adviser.

Name	Position with the Sub-Adviser	Principal Occupation
George Loening	Chairman	Portfolio Manager
James Berman	Executive Vice President	Operations
David Conover	Chief Financial Officer	Finance
Jennifer Vinsonhaler	Chief Compliance Officer	Compliance
Henry Davis	Chief Client Officer	Client Development

BOARD REVIEW AND APPROVAL OF NEW SUB-ADVISORY AGREEMENT

At a meeting of the Board held December 7, 2016, the Board, including a majority of the trustees who are not parties to the  investment advisory agreements or “interested persons” of any party (“Independent Trustees”) considered the approval of the New Sub-Advisory Agreement between the Investment Adviser and Select Equity Group, along with related changes to the Fund’s principal investment strategies, principal risks, fees and expenses and diversification classification each to be effective on or about February 24, 2017.  The Board also determined that the termination of sub-advisory agreements with the Fund’s existing sub-advisers, Walter Scott and Mondrian, was appropriate with the addition of Select Equity Group as the new sub-adviser of the Fund.  Following their review and consideration, the Board determined that the terms of the New Sub-Advisory Agreement were reasonable and that the termination of Walter Scott and Mondrian as sub-advisers to the Fund and approval of the New Sub-Advisory Agreement was in the best interests of the Fund and its shareholders. The Board, including the Independent Trustees, unanimously approved the New Sub-Advisory Agreement for an initial two-year period and authorized the Investment Adviser to terminate the Sub-Advisory Agreements with Walter Scott and Mondrian with respect to the Fund.

In connection with the approval of the New Sub-Advisory Agreement, the Board was provided written materials prepared by the Investment Adviser and the Sub-Adviser and received oral presentations from Investment Adviser and Sub-Adviser personnel. To assist the Board in its consideration of the New Sub-Advisory Agreement, the Trustees had the opportunity to consult with counsel to the Trust regarding the legal standards and certain other considerations relevant to their deliberations.

The following is a summary of the factors the Board considered in making its determination to approve the New Sub-Advisory Agreement. No single factor reviewed by the Board was identified as the principal factor in determining whether to approve the New Sub-Advisory Agreement, and individual Trustees may have given different weight to various factors. The Board reviewed these factors with counsel to the Trust.  The Board concluded that the terms of the New Sub-Advisory Agreement are fair and reasonable and that the fee to be paid to Select Equity Group was reasonable in light of the services to be provided.  The Board agreed to approve the New Sub-Advisory Agreement for an initial term of two years.

(i)           Nature, Extent and Quality of the Services to be Provided. In evaluating the nature, extent and quality of the services to be provided by Select Equity Group under the New Sub-Advisory Agreement, the Board considered, among other things, information provided by the Investment Adviser and Select Equity Group regarding the operations, facilities, organization and personnel of Select Equity Group, the anticipated ability of Select Equity Group to perform its duties under the New Sub-Advisory Agreement, and the anticipated changes to the current investment program and other practices of the Fund, including proposed changes to the Fund’s principal investment strategies. The Board considered that the appointment of Select Equity Group is not expected to result in any diminution in the nature, extent and quality of services provided to the Fund and its shareholders, including compliance services. The Board considered that, although Select Equity Group did not have prior experience managing registered investment companies, Select Equity Group is an experienced and respected asset management firm and that the Investment Adviser believed that Select Equity Group has the capabilities, experience, resources and personnel necessary to provide sub-advisory services to the Fund based on the assessment of Select Equity Group’s organization, investment talent, and strong back office. The Board considered whether Select Equity Group would be to able provide sub-advisory services that are appropriate in scope and extent in light of the investment program for the Fund and whether the Sub-Adviser’s portfolio management team has demonstrated its ability to adhere to compliance procedures.   The Board also considered the quality of the investment research capabilities of the Sub-Adviser and the other resources the Sub-Adviser has dedicated to performing services for the Fund.  On the basis of these considerations, together with other information considered, the Board determined that it was satisfied with the nature, extent and quality of the services to be provided by Select Equity Group.

(ii)           Performance. The Board considered Select Equity Group’s performance relating to its other accounts, including pooled investment vehicles, investment management experience, capabilities and resources. The Board further considered information regarding the Sub-Adviser’s investment philosophy, the proposed portfolio construction for the Fund, and investment techniques to be employed. On the basis of this information and the Board’s assessment of the nature, extent and quality of the services to be provided by Select Equity Group, the Board concluded that Select Equity Group is capable of generating a level of investment performance that is appropriate in light of the proposed changes to the Fund’s principal investment strategy.

(iii)           Cost of Services to be Provided and Profitability. The Board considered the proposed sub-advisory fee schedule under the New Sub-Advisory Agreement and the estimated profitability analysis provided by Select Equity Group, noting that the Investment Adviser would be responsible for paying the sub-advisory fee out of the fee it receives from the Fund.  The Board considered that the sub-advisory fee schedule payable by the Investment Adviser to Select Equity Group is higher than the sub-advisory fee schedules applicable, respectively, for Walter Scott and Mondrian.   The Board considered that, for purposes of calculating the sub-advisory fee, the assets managed by the Sub-Adviser will be determined based on the combined average daily net assets of the Fund and such other funds or accounts managed by Select Equity Group, as the Investment Adviser and Select Equity Group may agree from time to time.  The Board further considered that, simultaneous with the proposed change in sub-adviser, the overall management fee rate payable by the Fund to the Investment Adviser would decrease at all asset levels effective February 24, 2017 and the Fund’s total annual operating expenses are expected to be lower for the Class I shares on and after such date.  On the basis of these considerations, together with other information considered, the Board determined that the sub-advisory fee to be received by Select Equity Group under the New Sub-Advisory Agreement is reasonable in light of the sub-advisory services to be provided.

(iv)           Economies of Scale.  In evaluating the extent to which the sub-advisory fees payable under the New Sub-Advisory Agreement reflect economies of scale or would permit economies of scale to be realized in the future, the Board considered the sub-advisory fee schedule and the existence of breakpoints in both the advisory and sub-advisory fee schedules. The Board considered that the Investment Adviser believes that the appointment of Select Equity Group as sub-adviser has the potential to attract additional assets because of Select Equity Group’s asset management capabilities. The Board also considered that it would have the opportunity to periodically reexamine the appropriateness of the advisory fees payable by the Fund to the Investment Adviser, and sub-advisory fees payable by the Investment Adviser to Select Equity Group, in light of any asset growth experienced in the future.

(v)           Fall-Out Benefits. The Board considered whether there will be any incidental benefits expected to be derived by Select Equity Group from its relationship with the Fund.

PRINCIPAL OWNERS AND MANAGEMENT OWNERSHIP

As of April 30, 2017, the Fund’s Board and Officers as a group owned less than 1% of Class I shares of the Fund’s outstanding Shares.

On February 24, 2017, Class N shares of the Fund were redesignated as Class I shares.  As of April 30, 2017, the following shareholders owned of record, beneficially, or both, 5% or more of outstanding Class I Shares of the Fund:

Brown Brothers Harriman & Co., New York, NY owned approximately 70,292,732.67 shares (93.18%).

Shareholders owning 25% or more of outstanding shares may be in control and be able to affect the outcome of certain matters presented for a vote of shareholders.

AFFILIATED BROKERAGE

There were no brokerage commissions incurred on security transactions placed with affiliated brokers during the fiscal year ended October 31, 2016.

SERVICE PROVIDERS

ALPS Distributors, Inc. serves as the distributor of the Fund’s shares. Its offices are located at 1290 Broadway, Suite 1100, Denver, CO 80203.  BBH&Co., 50 Post Office Square, Boston, MA 02110, is the custodian and accounting agent for the Fund.

SHAREHOLDER REPORTS

The Trust will furnish, without charge, a copy of its most recent annual report and any recent semi-annual report to any shareholder upon request by writing to Brown Brothers Harriman & Co., 140 Broadway New York, New York 10005, or by calling (800) 575-1265.

HOUSEHOLDING

Please note that only one copy of this Information Statement may be delivered to two or more investors who share an address, unless the Fund has received instructions to the contrary.  If you would like to receive an additional copy, please write to Brown Brothers Harriman & Co., 140 Broadway New York, New York 10005, or call (800) 575-1265.  Shareholders wishing to receive separate copies in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Fund as indicated above.